EXHIBIT 99(p)(1)


                              TAMARACK FUNDS TRUST
                              --------------------

                                 CODE OF ETHICS
            PURSUANT TO RULE 17J-1 AND SARBANES-OXLEY ACT SECTION 406

                         EFFECTIVE DATE: APRIL 16, 2004
                             REVISED MARCH 15, 2007
================================================================================

                                  INTRODUCTION

This Code of Ethics (the "Code") has been adopted by the Board of Trustees of the Tamarack Funds Trust (the "Fund") pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") and Section 406 of the Sarbanes-Oxley Act. Part One of this Code addresses the topics contemplated by Rule 17j-1. Part Two of this Code addresses the topics contemplated by Section 406.

Certain Access Persons may be subject to a code of ethics adopted by another entity pursuant to applicable regulatory requirements. The Board of Trustees of the Fund desires to avoid duplication of reporting obligations or otherwise conflicting obligations under multiple codes of ethics, and an Access Person may be deemed to be in compliance with Part One of this Code if he or she is in compliance with an "Approved Code of Ethics." An Approved Code of Ethics is a code adopted by Voyageur Asset Management Inc. or Tamarack Distributors Inc. and approved by the Board of Trustees. A breach of an Approved Code of Ethics with respect to the Fund will be deemed a breach of Part One of this Code.

Promptly after adoption of this Code, and promptly after a person becomes an Access Person, Compliance shall notify each Access Person that he or she is subject to the reporting requirements of Part One of this Code, and Compliance shall deliver a copy of this Code to each such Access Person.

                                    PART ONE

Rule 17j-1 under the 1940 Act requires that registered investment companies adopt a written Code of Ethics containing provisions reasonably necessary to prevent Access Persons from engaging in certain activities prohibited by Rule 17j-1, and to use reasonable diligence and implement procedures reasonably necessary to prevent violations of such Code of Ethics.

The purpose of Part One of this Code is to establish policies consistent with Rule 17j-1 and with the following general principles:

o Access Persons have the duty at all times to place the interests of clients and shareholders ahead of their own personal interests in any decision relating to their personal investments.


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o    All personal securities transactions shall be conducted consistent with
     Part One of this Code and in such manner as to avoid any actual, potential or appearance of a conflict of interest, or any abuse of an individual's position of trust and responsibility.

Access Persons shall not take inappropriate advantage of their position and must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders.

1.       DEFINITIONS
         -----------

         A. "ACCESS PERSON" means any trustee or officer of the Fund. An employee of the Fund's investment adviser or any sub-adviser is not an Access Person under Part One of this Code.

         B. "BENEFICIAL OWNERSHIP" of a Security is to be determined in the same manner as it is for purposes of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "1934 Act"). This means that a person should generally consider themselves the "Beneficial Owner" of any Security in which they have a direct or indirect financial interest. Beneficial Ownership is presumed with respect to securities and accounts held in the name of a spouse or other immediate family members living in the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships). Beneficial Ownership also includes, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, having or sharing "voting power" or "investment power" as those terms are used in Section 13(d) and Rule 13d-3 of the 1934 Act.

         C. "DISINTERESTED TRUSTEE" means a trustee of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

         D. "COMPLIANCE" means the entity or group responsible for monitoring compliance with the requirements of Part One of this Code.

         E. "INSIDER TRADING" means the use of Material Non-Public Information to trade in a Security (whether or not one is an Access Person) or the communication of Material Non-Public Information to others. Insider Trading generally includes:

              (1) trading in a Security by an Access Person, while in possession of Material Non-Public Information;

              (2) trading in a Security by a person who is not an Access Person, while in possession of Material Non-Public Information, where the information either was disclosed to such person in violation of an Access Person's duty to keep it confidential or was misappropriated; and

              (3) communicating Material Non-Public Information to any person, who then trades in a Security while in possession of such information.


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         F.   "MATERIAL NON-PUBLIC INFORMATION" means information that has not been effectively communicated to the marketplace, and for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's Securities. Examples of Material Non-Public Information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material non-public information about the Fund's holdings, the Fund's transactions, and the securities recommendations of the Fund's investment advisers and any sub-advisers is also included in this definition. Access Persons (including Disinterested Trustees) are reminded that they have a duty to keep such information confidential.

         G. "SECURITY" shall have the same meaning as it has in Section 2(a)(36) of the 1940 Act, but excluding direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies OTHER THAN SHARES OF THE FUNDS AND EXCHANGE TRADED FUNDS (ETFS).

2.       PROHIBITED SECURITIES TRANSACTIONS
         ----------------------------------

         A. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Fund:

              (1) Employ any device, scheme or artifice to defraud the Fund;

              (2) Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

              (3) Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Fund; or

              (4) Engage in any manipulative practice with respect to any Fund.

         B. No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any Beneficial Ownership where such purchase or sale constitutes Insider Trading, or take any other action that constitutes or may result in Insider Trading.

3.       REPORTS
         -------

         A. ACCESS PERSONS. Each Access Person (except Disinterested Trustees, whose entire reporting requirements are set forth in subsection B below) shall make the following reports required by Rule 17j-1(d) under the 1940 Act:


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              (1) INITIAL AND ANNUAL SECURITIES HOLDINGS REPORTS. Within 10
calendar days of becoming an Access Person, and annually thereafter, Access Persons shall disclose all personal Securities holdings other than the exempt securities set forth in Section 1G. Compliance with this reporting requirement will be satisfied by providing monthly statements of brokerage accounts provided the statements are current within 45 days. Reports for Securities not included in such brokerage statements (for example, Securities held in trust accounts in which an Access Person has Beneficial Ownership) must contain:

                  a. the title, number of shares, and principal amount of each Security in which the Access Person has any Beneficial Ownership;

                  b. the name of any broker, dealer, or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

                  c. the date the report is submitted by the Access Person.

              (2) QUARTERLY TRANSACTION REPORTS. Within 30 calendar days of the end of each quarter, Access Persons shall report all Securities transactions other than the exempt Securities set forth in Section 1G in which each has, or by reason of such transactions acquires, any Beneficial Ownership. In the event that no reportable transactions occurred during the quarter, Access Persons should note this on the report. Compliance with this reporting requirement will be satisfied by providing brokerage account statements current as of quarter end. Reports for Securities not included in such brokerage statements (for example, Securities held in trust accounts in which an Access Person has Beneficial Ownership) must contain:

                  a. the date of each transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security;

                  b. the nature of each transaction (i.e., purchase, sale, or any type of acquisition or disposition);

                  c. the price of the Security at which each transaction was effected;

                  d. the name of the broker, dealer or bank with orthrough which each transaction was effected;

                  e. the name of any broker, dealer, or bank with whom the Access Person established an account in which any Securities are held for the direct or indirect benefit of the Access Person and the date on which the account was established; and

                  f. the date the report is submitted by the Access Person.

         B. DISINTERESTED TRUSTEES. A Disinterested Trustee need not file Initial or Annual Securities Holdings Reports, and may not need to file Quarterly Transaction Reports. A Disinterested Trustee shall only file a Quarterly Transaction Report and report transactions in a


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Security if such Disinterested Trustee knows at the time of such transaction or, in the ordinary course of fulfilling his or her official duties as Trustee, should have known during the 15 day period immediately preceding or after the date of the transaction, that such Security was or would be purchased or sold by the Fund or was or would be considered for purchase or sale by the Fund or its investment advisor. The "should have known" standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting the Fund's investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Fund's portfolio holdings, market considerations, or the Fund's investment policies, objectives and restrictions.

         C. EXCEPTIONS FROM REPORTING REQUIREMENTS. The reporting requirements set forth in subsections 3A(1) and 3A(2) shall not apply to the following transactions:

              (1) Transactions for any account over which the Access Person has no direct or indirect influence or control;

              (2) Involuntary transactions by the Access Person or any Fund;

              (3) Purchases under an automatic dividend reinvestment plan; or

              (4) Purchases affected by the exercise of rights, issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

4.       ENFORCEMENT AND REPORTS TO THE BOARD
         ------------------------------------

         A. Compliance shall review reports filed under Part One of this Code to determine whether any violation may have occurred. Access Persons who discover a violation or apparent violation of Part One of this Code by any other person covered by Part One of this Code shall bring the matter to the attention of Fund Compliance.

              (1) Each violation of or issue arising under Part One of this Code shall be reported to the Board of Trustees of the Fund at or before the next regular meeting of the Board.

              (2) The Board of Trustees of the Fund may impose such sanctions or penalties upon a violator of Part One of this Code as it deems appropriate under the circumstances.

         B. Fund Compliance shall report in writing to the Board of Trustees of the Fund at least annually regarding issues arising under this Code, including, but not limited to, material violations of the Code, violations that, in the aggregate are material, and any sanctions imposed. Each such report shall certify that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Part One of this Code.


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5.       RECORDKEEPING
         -------------

         The Fund shall maintain the appropriate records and reports related to Part One of this Code as required by Rule 17j-1(f) under the 1940 Act. The Fund will maintain the following records at its principal offices:

         A. A copy of this Code, and any code that has been in effect during the past five years, shall be maintained in an easily accessible place;

         B. A record of any violation of the Code, and any action taken as a result of the violation, is to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

         C. A copy of each report made by an Access Person under the Code must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

         D. A record of all persons, currently or within the past five years, who are or were required to make reports under Section 3 of this Code, or who were or are responsible for reviewing these reports, must be maintained in an easily accessible place; and

         E. A copy of each report required by Section 4 of this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

6.       PRIVATE PLACEMENTS AND INITIAL PUBLIC OFFERINGS
         -----------------------------------------------

         A. PRIVATE PLACEMENTS. Access Persons may purchase privately placed securities, subject to advance review and approval by Compliance. Approval will be granted only if the Access Person can demonstrate that no current or potential conflict of interest will arise if he or she is permitted to purchase the security in question.

         B. INITIAL PUBLIC OFFERINGS. Access Persons are prohibited from purchasing securities in initial public offerings. In the event that an Access Person holds securities in a company that has announced that it will engage in an initial public offering, he or she must bring the information about the impending initial public offering to the attention of Compliance.

                                    PART TWO

1.       COVERED OFFICERS; PURPOSE OF PART TWO; DEFINITIONS
         --------------------------------------------------

         A. COVERED OFFICERS. The persons who are subject to Part Two of this Code (the "Covered Officers") are the Fund's chief executive officer, chief financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these individuals are employed by the Fund or by a third party. At the date set forth in the


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caption of this Code, the Covered Officers of the Fund are identified on Exhibit
A. For purposes of Part Two of this Code, "Compliance Officer" refers to the Fund's duly appointed chief compliance officer or his/her designee.

         Part Two of this Code also applies to members of each Covered Officer's immediate family who live in the same household as the Covered Officer. Therefore, for purposes of interpretation, each obligation, requirement or prohibition that applies to a Covered Officer also applies to such immediate family members. For this purpose, the term "immediate family" has the meaning set forth in Section 1B of Part One of this Code.

         B. PURPOSE. The purpose of Part Two of this Code is to deter wrongdoing and to promote:

              o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

              o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Fund;

              o compliance with applicable laws and governmental rules and regulations;

              o the prompt internal reporting of violations of Part Two of this Code to the appropriate person or persons; and

              o    accountability for adherence to Part Two of this Code.

         C. DEFINED TERMS. Capitalized terms which are used in Part Two of this Code and which are not otherwise defined in Part Two have the meanings assigned to them in Part One of this Code.

2. COVERED OFFICERS SHOULD HANDLE ACTUAL AND APPARENT CONFLICTS OF INTEREST ETHICALLY
         ---------------------------------------------------------------

         A. GENERAL. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Fund.

              For example, a conflict of interest would arise if a Covered Officer, or a member of his or her immediate family living in the same household, received improper personal benefits as a result of his or her position with the Fund.

              Certain conflicts of interest to which Covered Officers may be subject arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the 1940 Act and the Investment Advisers Act of 1940 (the "Investment Advisers Act"). For example, under the 1940 Act, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund


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because of their status as "affiliated persons" of the Fund. The Fund and its investment adviser's compliance policies and procedures are designed to prevent, detect, and correct violations of these provisions. Part Two of this Code does not, and is not intended to, repeat or replace these policies and procedures, and such conflicts fall outside of the parameters of Part Two.

              Although typically not presenting an opportunity for improper personal benefit, conflicts also may arise from, or as a result of, the contractual relationships between the Fund and other entities of which the Covered Officers are also officers or employees. As a result, the Code recognizes that the Covered Officers may, in the normal course of their duties for the Fund and such other entities, be involved in establishing policies and implementing decisions, which will have different effects on the Fund and such other entities. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and such other entities and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and, to the extent applicable, the Investment Advisers Act, such activities will be deemed to have been handled ethically.

              Other conflicts of interest to which Covered Officers are subject are covered by Part Two of this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under Part Two of this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed before the interest of the Fund.

              o Covered Officers must not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally.

              o Covered Officers must not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund.

              o Covered Officers must not intentionally or recklessly take or direct any action or failure to act that results in any SEC filing or other public communication by the Fund being materially misleading, while personally benefiting such Covered Officer.

              o Covered Officers must not engage in any outside employment or activity that interferes with their performance or responsibilities to the Fund or is otherwise in conflict with or prejudicial to the Fund. A Covered Officer must disclose to the Compliance Officer any outside employment or activity that may constitute a conflict of interest and obtain the Compliance Officer's approval before engaging in any such employment or activity.

              o Covered Officers may not exploit for their own personal gain, or for the personal gain of immediate family members or relatives, opportunities that are discovered through the use of Fund property, information, or position, unless the opportunity is first fully disclosed in writing to the Board of Trustees and the Board declines to pursue the opportunity.


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         B.   GIFTS AND ENTERTAINMENT. A Covered Officer must not solicit, allow himself or herself to be solicited, or accept gifts, entertainment, or other gratuities intended to or appearing to influence decisions or favors toward the Fund's business to or from any client, potential client, Fund vendor or potential vendor. A Covered Officer may not give or accept gifts with a value exceeding $100, even if the gift does not oblige or influence the Covered Officer, or is not intended to influence another. Notwithstanding this, a Covered Officer may accept or provide reasonable business meals and entertainment if the client, potential client, Fund vendor or potential vendor is physically present at the business meal or entertainment.


3.       DISCLOSURE AND COMPLIANCE
         -------------------------

         A. FAMILIARITY WITH DISCLOSURE REQUIREMENTS. Each Covered Officer shall familiarize himself or herself with the disclosure requirements generally applicable to the Fund.

         B. AVOIDING MISREPRESENTATIONS. Each Covered Officer shall not knowingly misrepresent, or knowingly cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's Trustees, auditors or counsel, or to governmental regulators or self-regulatory organizations.

         C. PROMOTING ACCURATE DISCLOSURE. Each Covered Officer shall, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund and their service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund.

         D. PROMOTING COMPLIANCE. Each Covered Officer shall, to the extent appropriate within his or her area of responsibility, promote compliance with the Fund's compliance policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act and with the laws, rules and regulations applicable to the Fund.

         E. CONFIDENTIALITY. The Covered Officers must maintain the confidentiality of information entrusted to them by the Fund, except when disclosure is authorized by the Fund's counsel or required by laws or regulations. Whenever possible, Covered Officers should consult with the Fund's counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Fund or its investors if disclosed. The obligation to preserve confidential information continues after employment as a Covered Officer ends.

4.       REPORTING; AMENDMENT AND WAIVERS
         --------------------------------

         A. ACKNOWLEDGEMENT OF PART TWO. Upon first becoming subject to Part Two of this Code and annually at the end of each calendar year, each Covered Officer shall affirm in writing to the Compliance Officer that he or she has received, read and understands Part Two of this Code.


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         B.   REPORTING OF VIOLATIONS. Each Covered Officer shall report any violation of Part Two of this Code of which he or she becomes aware (whether committed by himself or herself or by another Covered Officer) to the Compliance Officer promptly after becoming aware of such violation. The Compliance Officer shall report any material violation of Part Two of this Code of which it becomes aware, whether though a report by a Covered Officer or otherwise, to the Board of Trustees of the Fund at or before the next regular meeting of the Board, together with the Compliance Officer's recommendation for the action, if any, to be taken with respect to such violation. The Board of Trustees of the Fund may impose such sanctions or penalties upon a violator of Part Two of this Code as it deems appropriate under the circumstances.

         C. AMENDMENTS AND WAIVERS. Amendments to, and waivers of the provisions of, Part Two of this Code may be adopted or granted by the Fund's Board of Trustees. Such amendments or waivers shall be disclosed as required by applicable law or regulation. The process of requesting a waiver consists of the following steps:

              (1) The Covered Officer shall set forth a request for waiver in writing and submit such request to the Compliance Officer. The request shall describe the conduct, activity, or transaction for which the Covered Officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity, or transaction.

              (2) The determination with respect to the waiver shall be made in a timely fashion by the Compliance Officer, in consultation with Trust counsel, and submitted to the Board of Trustees for ratification.

              (3) The decision with respect to the waiver request shall be documented and kept in the applicable Trust's records for the appropriate period mandated by applicable law or regulation.

5.       ACCOUNTABILITY FOR ADHERENCE TO PART TWO OF THE CODE
         ----------------------------------------------------

         A. Matters covered in Part Two of this Code are of the utmost importance to the Fund and its investors and are essential to the Fund's ability to conduct its business in accordance with its stated values. Covered Officers are expected to adhere to these rules in carrying out their duties to the Fund.

         B. The Fund will, if appropriate, take action against any of its Covered Officers whose actions are found to violate Part Two of this Code. Sanctions for violations of Part Two may include a requirement that the violator undergo training related to the violation, a letter of sanction, the imposition of a monetary penalty, and suspension or termination of the employment of the violator. Where the Fund has suffered a loss because of violations of Part Two of this Code or other applicable laws, regulations, or rules, the Fund may pursue remedies against the responsible individuals or entities.



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                                    EXHIBIT A
                                    ---------

                                COVERED OFFICERS


CHIEF EXECUTIVE OFFICER
-----------------------

Erik Preus


CHIEF FINANCIAL OFFICER
-----------------------

David Lux







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